Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300
November 9, 2006

Alliance One International, Inc. Reports Improved Second Quarter Financial Results; Increases Prior Guidance

Morrisville, NC – Alliance One International, Inc. (NYSE: AOI) today announced net income of $10.9 million, or $0.13 per basic share, for its second fiscal quarter ended September 30, 2006, compared to a net loss of $20.5 million, or $0.24 per basic share, for the prior year quarter.  The underlying net income for the second quarter, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $30.6 million, or $0.35 per basic share, compared to an underlying net loss of $3.5 million or $0.04 per basic share on the same basis last year.

The Company’s net income for the six months ended September 30, 2006, was $16.9 million, or $0.20 per basic share, compared to a net loss of $101.2 million, or $1.32 per basic share, for the year earlier period.  Underlying net income for the six months, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $42.9 million, or $0.50 per basic share, compared to underlying net loss of $8.3 million, or $0.11 per basic share, on the same basis last year.

On May 13, 2005, DIMON Incorporated (“DIMON”) and Standard Commercial Corporation (“Standard”) merged and became Alliance One International, Inc.  Because the merger was completed after the close of the fiscal year ended March 31, 2005, the comparative figures reported in this release for the six months ended September 30, 2005 include the operations of Standard since May 13, 2005 and a full six months of the results of DIMON.

In discussing the Company’s operating performance, management consistently makes certain adjustments in reviewing comparative financial information in order to provide what they feel is the most meaningful view of the Company’s results from core operations, such as excluding results from discontinued operations, gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations and that are not expected to recur, as well as market valuation adjustments on derivatives.

Brian J. Harker, Chairman and Chief Executive Officer stated, “Against a backdrop of increasing costs of production, rising interest rates and a weak U.S. dollar, results for the six months reflect the progress we have made in improving prices.  We continue to benefit from improved operating efficiencies and merger related integration savings that were stronger than originally anticipated, demonstrating the strategic merits of the merger.

“However, the results for the full year will be negatively impacted by the ongoing marketing of the below-average quality Brazilian crop and a projected corporate income tax rate of 60%.

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Alliance One International, Inc.
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"After taking all these factors into consideration, we are increasing our previously provided guidance and now expect the Company’s underlying net income, excluding any effects of market valuation adjustments for derivatives, restructuring and other non-recurring charges, to be between $0.25 and $0.32 per basic share for the fiscal year ending March 31, 2007.”

Performance Summary

Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005

Sales and other operating revenues decreased 3.2% from $613.2 million in 2005 to $593.6 million in 2006.  The $19.6 million decrease is the result of a 13.9% decrease in quantities sold offset by a 12.5% increase in average sales prices.

Gross profit as a percentage of sales increased from 10.9% in 2005 to 17.5% in 2006. Gross profit increased $36.9 million from $66.9 million in 2005 to $103.8 million in 2006.

Selling, administrative and general expenses decreased $4.5 million or 9.9% from $45.5 million in 2005 to $41.0 million in 2006.  The decrease is primarily due to decreased compensation costs combined with a significant reduction in insurance and travel expenses as a result of merger and integration related reductions and the deconsolidation of Zimbabwe.

Other Income of $2.9 million in 2006 is primarily related to the final collection of pre-1991 Gulf War Iraqi receivables written off in prior years by former DIMON and former Standard.  The $0.3 million in 2005 relates primarily to fixed asset sales.

Restructuring and asset impairment charges were $20.9 million in 2006 compared to $1.8 million in 2005.  The 2006 costs relate to additional impairment charges of $13.2 million to write down our Zimbabwe operations to zero as a result of the continuing political and economic strife as well as the further decline in crop size.  Other asset impairment charges of $4.6 million relate to assets in Thailand and Greece, primarily machinery and equipment.  The remaining $3.1 million in 2006 and the $1.8 million in 2005 costs relate primarily to employee severance and other integration related charges as a result of the merger.

Debt retirement expense of $1.6 million in 2005 relates to one time costs of retiring DIMON debt as a result of the merger.  The costs for the three months ended September 30, 2005 are primarily related to tender premiums paid for the redemption of convertible subordinated debentures and other related costs.

Interest expense decreased $1.2 million from $30.8 million in 2005 to $29.6 million in 2006 primarily due to lower average borrowings partially offset by higher average rates.

Derivative financial instruments resulted in a benefit of $2.7 million in 2005. These items are derived from changes in the fair value of non-qualifying interest rate swap agreements.

Effective tax rates were an expense of 37.3% in 2006 and a benefit of 7.4% in 2005.  The effective tax rates for these periods are based on the current estimate of full year results after the effect of taxes related to specific events which are recorded in the interim period in which they occur.  The Company forecasts the tax rate for the year ended March 31, 2007 will be 60% after absorption of discrete items.

Alliance One International, Inc.

Losses from discontinued operations were $0.8 million in 2006 and $14.2 million in 2005.

Liquidity

At September 30, 2006 total debt, net of $14.2 million of cash, was $988.2 million, compared to $1,093.9 million at September 30, 2005 and $1,046.5 million at March 31, 2006.  Decreases in net debt levels of $105.7 million from September 30, 2005 are a result of aggressive working capital management and opportunistic term loan prepayments.  The $58.3 million decrease from March 31, 2006 is primarily related to normal seasonal working capital repayments and term loan prepayments.  At September 30, 2006 the Company had seasonally adjusted available lines of credit of $482.8 million of which $187.4 million was undrawn. In addition, at September 30, 2006 the Company had no outstanding borrowings under its $300 million revolving credit facility.

Effective November 8, 2006, the Company and the Lenders agreed to the Third Amendment to the Senior Secured Credit Agreement based on the potential of current quarter uncommitted inventory levels exceeding the $115 million maximum covenant level.  The Third Amendment amends the maximum permitted uncommitted inventory covenant to allow up to $150 million (rather than $115 million) of uncommitted inventory at any time.  In addition, the Third Amendment also provides for delivery of certain modified internal monthly financial information within 45 days (rather than 15 days) after the end of each month.

Additional Information

This filing contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Alliance One’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, our ability to implement cost savings initiatives, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  Additional factors that could cause Alliance One’s results to differ materially from those described in the forward-looking statements can be found in Alliance One Annual Reports on Form 10-K for the fiscal year ended March 31, 2006, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (www.sec.gov).

The company will hold a conference call on November 10, 2006 at 8:00 A.M. EST accessible by dialing (800)500-0177 in the United States and (719)457-2679 outside of the United States and referencing “Fiscal Year 2007 2nd Quarter Financial Results”. In addition there will be a web cast that can be accessed via the Company’s web site www.aointl.com. If you are unable to participate in the conference, a recording of the presentation will be available from 11:00 A.M. Friday, November 10th through 11:59 P.M. November 14, 2006.  To hear a replay of the conference, dial (888)203-1112 within the U.S., or (719)457-0820 outside the U.S., and enter access code 4444959.

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Alliance One International, Inc.
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Alliance One is a leading independent leaf tobacco merchant. For more information visit the company's website at www.aointl.com.

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Alliance One International, Inc.

Condensed Consolidated Statements of Income	Three Months		Six Months
	September 30		September 30
(Unaudited - 000's Except Per Share Data)	2006	2005	2006	2005

Sales and other operating revenues	$593,630	$613,157	$1,087,115	$1,016,306
Cost of goods and services sold	489,793	546,275	905,774	905,446
Gross Profit	103,837	66,882	181,341	110,860
Selling, administrative and general expenses	40,985	45,544	80,232	83,902
Other income	2,878	332	3,521	487
Restructuring and asset impairment charges	20,856	1,798	22,554	16,963
Operating income	44,874	19,872	82,076	10,482

Debt retirement expense	-	1,567	-	66,474
Interest expense	29,585	30,800	55,144	55,500
Interest income	2,832	2,760	2,847	3,917
Derivative financial instruments (income)	-	2,701	290	2,784
Income tax expense (benefit)	6,756	(519)	8,825	(20,089)
Equity in net income of investee companies	156	81	228	100
Minority interests (income)	(173)	(121)	(347)	(303)
Net income (loss) before discontinued operations	11,694	(6,313)	21,819	(84,299)

Loss from discontinued operations, net of tax	(833)	(14,235)	(4,627)	(16,907)
Cumulative effect of accounting changes, net of income taxes	-	-	(252)	-
Net Income (Loss)	$ 10,861	$ (20,548)	$ 16,940	$ (101,206)

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$ .14	$(.07)	$ .25	$(1.10)
Loss from discontinued operations	(.01)	(.17)	(.05)	( .22)
Net Income (Loss)	$ .13	$(.24)	$ .20	$(1.32)

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$ .13	$(.07)	$ .25	$(1.10)
Loss from discontinued operations	(.01)	(.17)	(.05)	( .22)
Net Income (Loss)	$ .12	$(.24)	$ .20	$(1.32)

Average number of shares outstanding:
Basic	86,284	85,902	86,208	76,414
Diluted	87,390	85,902	87,361	76,414

Cash dividends per share	$.000	$.030	$.000	$.105

Alliance One International, Inc.

Reconciliation to Non-GAAP Underlying Net Income	Three Months		Six Months
	September 30		September 30
(Unaudited – 000’s Except Per Share Data)	2006	2005	2006	2005

GAAP Net Income (Loss)	$10,861	$(20,548)	$16,940	$(101,206)
Discontinued operations	833	14,235	4,627	16,907
Cumulative effect of accounting changes	-	-	252	-
GAAP Net Income (Loss) from Continuing Operations	11,694	(6,313)	21,819	(84,299)

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	-	(1,756)	(189)	(1,810)
Restructuring, asset impairment and integration charges	20,209	291	21,710	14,063
Debt retirement expenses	-	1,269	-	53,195
Gross profit reduction from inventory fair value purchase accounting adjustment	273	2,997	1,142	10,533
Iraqi Receivable Collection	(1,615)	-	(1,615)	-
Non-GAAP Underlying Net Income (Loss)	$30,561	$ (3,512)	$42,867	$ (8,318)

Non-GAAP Underlying Net Income (Loss) per Basic Share	$.35	$(.04)	$.50	$( .11)
GAAP Net Income (Loss) per Basic Share	$.13	$(.24)	$.20	$(1.32)

Note 1 - Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if a hedge instrument does not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended September 30, 2006 and 2005, the Company recognized non-cash income of $0 and $$2,701, respectively, from the change in the fair value of hedging instruments.  As a result of fluctuations in markets associated with the hedged risk, and volatility in market expectations, the fair market value of hedge instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio and foreign currency exposure. However, as a result of FAS133, certain hedging instruments have and may continue to create volatility in reported earnings. The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments are driven primarily by often-volatile market expectations for changes in underlying derivative hedges, and are inherently unpredictable.  Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

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